As filed with the Securities and Exchange Commission on October 10, 2006
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENTS
NO. 333-67208 and 333-120663
UNDER
THE SECURITIES ACT OF 1933

MITCHAM INDUSTRIES, INC.
(exact name of registrant as specified in its charter)

Texas	76-0210849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8141 SH 75 South
Huntsville, Texas 77342
(281) 353-4475
(Address, including Zip Code,
of Principal Executive Offices)

MITCHAM INDUSTRIES, INC. STOCK AWARDS PLAN
(Full title of the Plan)

Robert P. Capps
Executive Vice President-Finance and Chief Financial Officer
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342
281-353-4475
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, for Agent for Service)

Copy to:
T. Mark Kelly
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
(713) 758-2222
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered (1) (2)	Per Share (3)	Price (3)	Fee
Common Stock, $0.01 par value per share	899,864 Shares	$9.96	$8,962,646	$960.00
Registration Fee Offset (4)				$(51.00)
Total				$909.00

(1)	This registration statement is (1) a new registration statement; (2) a Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-67208), as filed with the Securities and Exchange Commission on August 9, 2001 (the “August 2001 Registration Statement”) and (3) a Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-120663), as filed with the Securities and Exchange Commission on November 22, 2004 (the “November 2004 Registration Statement”). Collectively, the August 2001 Registration Statement and the November 2004 Registration Statement are the “Prior Registration Statements.” The shares of common stock being registered hereby include 62,488 shares previously registered for sale, which remained available for future grants under: (1) the Mitcham Industries, Inc. Amended and Restated 1998 Stock Awards Plan (the “1998 Plan”) pursuant to the 2001 Registration Statement and the November 2004 Registration Statement and (2) the Mitcham Industries, Inc. 2000 Stock Option Plan (the “2000 Plan”) pursuant to the August 2001 Registration Statement. As a result, the registration fees paid with respect to the Prior Registration Statements are being carried over to this registration statement in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented through January 2006).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement shall also cover any additional shares of common stock that become issuable under the Mitcham Industries, Inc. Stock Awards Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)	As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fee payable for 850,000 shares of the 899,864 shares being registered hereby under the Mitcham Industries, Inc. Stock Awards Plan is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price for such shares are based upon the average of the high and low prices of the registrant’s common stock reported by the National Association of Securities Dealers Automated Quotation National Market System on October 5, 2006.

(4)	As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fee payable for 49,864 shares of the 899,864 being registered hereby under the Mitcham Industries, Inc. Stock Awards Plan was previously paid with the Prior Registration Statements. The calculation of the prior registration statement fees paid and being applied to this registration statement are as set forth below.

					Maximum		Proposed
					Offering		Maximum	Amount of
				Number of	Price per		Aggregate	Registration
Date			Total Shares	Shares	Share Paid		Offering Price	Fee Paid for
Registration	Registration	Plan Under Which	Originally	Carried	On Shares		For Shares	Shares
Statement Filed	Statement	Shares Registered	Registered	Over	Carried Over		Carried Over	Carried Over
November 22, 2004	333-120663	Mitcham Industries, Inc. Amended and Restated 1998 Stock Awards Plan	400,000	47,250	$7.90	(A)	$373,275	$48
August 9, 2001	333-67208	Mitcham Industries, Inc. 2000 Stock Option Plan	1,000,000	2,614	$4.75	(A)	$12,417	$3

Total			1,400,000	49,864			$385,692	$51
The chart below details the calculation of the registration fee:

	Number of	Offering Price	Aggregate Offering		Amount of
Securities	Shares	Per Share	Price		Registration Fee
Shares reserved for issuance under the Stock Awards Plan	850,000	$9.96 (3)	$8,466,000	(3)	$905.86
Shares reserved for future issuance under the 1998 Plan	47,250	(4)(A)		(4)		(4)
Shares reserved for future issuance under the 2000 Plan	2,614	(4)(A)		(4)		(4)
Total	899,864		$8,962,645		$960.00
Registration Fee Offset					$(51.00)
Amount of Registration Fee					$909.00

(A)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) of the Securities Act of 1933 based upon the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq Global Market with respect to shares carried over from the November 2004 Registration Statement and the August 2001 Registration Statement.

STATEMENT UNDER GENERAL INSTRUCTION E TO FORM S-8
     In accordance with General Instruction E to Form S-8, this registration statement registers 899,864 additional shares of common stock of Mitcham Industries, Inc., par value $0.01 per share (the “Common Stock”), for issuance pursuant to benefits awarded under the registrant’s Stock Awards Plan. The 899,864 additional shares being registered hereunder include 47,250 shares that are being carried forward into the registrant’s Stock Awards Plan from the registrant’s Amended and Restated 1998 Stock Awards Plan (the “1998 Plan”) and 2,614 shares that are being carried forward into the registrant’s Stock Awards Plan from the registrant’s 2000 Stock Option Plan (the “2000 Plan,” and together with the 1998 Plan, the “Prior Plans”). The contents of the Prior Registration Statements filed with respect to the Prior Plans, as filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2004, Registration Statement No. 333-120663, and on August 9, 2001, Registration No. 333-67208, are, to the extent not modified herein, hereby incorporated by reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which we have filed with the Commission, are incorporated by reference in this registration statement:
(a)	Amendment No. 1 to our annual report on Form 10-K/A for the fiscal year ended January 31, 2006 filed with the Commission on June 14, 2006;

(b)	Our quarterly report on Form 10-Q filed with the Commission on September 12, 2006;

(c)	Our current reports on Form 8-K filed with the Commission on August 2, 2006 and September 12, 2006; and

(d)	The description of our common stock, which is contained in our current report on Form 8-K dated August 3, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), updating such description contained in our registration statement on Form 8-A filed under the Exchange Act.
     All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that (1) indicates that all securities registered on this registration statement have been sold or (2) deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Texas law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of his service as a director or officer of the corporation, against (a) expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”) and (b) judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and reasonably believed that his conduct (i) was in the best and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Texas law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of a suit brought to obtain a judgment in the corporation’s favor, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person is judged liable to the corporation, indemnification is limited to Expenses, and is not allowed at all if such person shall have been judged liable for willful or intentional misconduct. The Texas Business Corporation Act also provides for mandatory indemnification of any director or officer against Expenses to the extent such person has been wholly successful in any proceeding covered by the statute. In addition, the Texas Business Corporation Act provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases.
     Our Amended and Restated Articles of Incorporation (the “Articles”) provide for the broad indemnification of its directors and officers and for advancement of litigation expenses to the fullest extent permitted by Texas law. Our Articles also eliminate or limit the personal liability of directors for damages for breach of fiduciary duty as a director, except for (i) a breach of a director’s duty of loyalty to Mitcham Industries; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressed provided for by an applicable statute. These provisions may reduce the likelihood of derivative action against directors for breaches of their fiduciary duties. We maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for claims made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers, including liabilities under federal and state securities laws.
     The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s Articles and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

No.	Description
5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the shares being registered

10.1	Mitcham Industries, Inc. Stock Awards Plan (incorporated by reference from Appendix A to our proxy statement filed on May 31, 2006).

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.2	Consent of Hein & Associates LLP

24.1	Powers of Attorney (set forth on the signature page contained in Part II of this registration statement)

Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Mitcham Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Texas, on October 10, 2006.

MITCHAM INDUSTRIES, INC.
By:	/s/ Robert P. Capps
Robert P. Capps
Executive Vice President-Finance and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of MITCHAM INDUSTRIES, INC. (the “Company”) hereby constitutes and appoints Robert R. Capps and Cyndi Miller or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on October 10, 2006.

Signature	Title
/s/ Billy F. Mitcham, Jr.	Director, President and Chief Executive Officer
Billy F. Mitcham, Jr.	(Principal Executive Officer)

/s/ Robert P. Capps	Executive Vice President-Finance and Chief
Robert P. Capps	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Peter H. Blum	Chairman of the Board of Directors
Peter H. Blum

Director
R. Dean Lewis

/s/ John F. Schwalbe	Director
John F. Schwalbe

INDEX TO EXHIBITS

No.	Description
5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the shares being registered

10.1	Mitcham Industries, Inc. Stock Awards Plan (incorporated by reference from Appendix A to our proxy statement filed on May 31, 2006).

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.2	Consent of Hein & Associates LLP

24.1	Powers of Attorney (set forth on the signature page contained in Part II of this registration statement)